For Immediate Release Investors: Media: Ramesh Shettigar Eileen L. Beck (717) 225-2746 (717) 225-2793 ramesh.shettigar@glatfelter.com eileen.beck@glatfelter.com GLATFELTER SUSPENDS DIVIDEND AS PART OF CAPITAL ALLOCATION REPRIORITIZATION CHARLOTTE, North Carolina – September 21, 2022: Glatfelter Corporation (“Glatfelter” or “the Company”) (NYSE: GLT), a leading global supplier of engineered materials, today announced that the Board of Directors has suspended the Company’s quarterly cash dividend as part of its focused efforts to optimize the operational and financial results of the business. Kevin M. Fogarty, Non-Executive Chair of Glatfelter’s Board of Directors said, “This is a prudent step that will redirect capital back to the business at a critical juncture for the Company. With enhanced financial flexibility, we will be better positioned to make the changes and investments needed to drive improvements throughout the business while navigating the ongoing global geopolitical and economic challenges. The Board of Directors is confident the management team under Thomas Fahnemann's leadership, has the right focus and expertise to successfully improve Glatfelter’s near-term profitability and drive long-term value for our shareholders.” Thomas Fahnemann, Chief Executive Officer of Glatfelter said, “The Board’s disciplined approach to capital allocation extends across our entire business. Our management team is highly focused on accelerating the necessary pricing actions, operational improvements and cost savings initiated earlier this year. We are also active in identifying additional opportunities to drive efficiencies and synergies to further offset the ongoing impacts from unprecedented energy prices and raw material inflation. We remain committed to servicing our customers as we optimize our portfolio to further maximize our profitability.” The dividend suspension will free up approximately $25 million annually in cash flow. Glatfelter last issued a $0.14 per share cash dividend on outstanding common stock to eligible shareholders on August 1, 2022. The Company advises shareholders that it expects to provide details on its strategic capital redeployment and profitability improvement initiatives in conjunction with its third quarter financial results on November 3, 2022. About Glatfelter Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2021 net sales were $1.1 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com N E W S R E L E A S E Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com Contacts: